EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS

SERIES A CONVERTIBLE PREFERRED STOCK

SECTION 5-A.1 Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be Five Million (5,000,000) shares, which shall not be subject to increase without the consent of a majority of the holders of the Series A Preferred Stock (each a “Holder” and collectively, the “Holders”) then outstanding. Each share of Preferred Stock shall have a stated value equal to One Dollar ($1.00).

SECTION 5-A.2 Voting Rights. The Series A Preferred Stock shall not be entitled to vote with respect to any question or matter upon which holders of Common Stock have the right to vote.

SECTION 5-A.3 Dividends and Other Distributions. The Series A Preferred Stock holders shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share of 5.0% per annum, payable calendar quarterly in cash, or at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof. Dividends on the Series A Preferred Stock shall be calculated on the basis of actual days of the year elapsed and shall accrue daily commencing on the date of issuance of the Series A Preferred Stock and shall be deemed to accrue from such date whether or not earned or declared. Dividends shall cease to accrue with respect to any Series A Preferred Stock converted, provided that, the Company actually delivers the Common Stock resulting from any conversion from Series A Preferred within five business days of the fully completed and executed conversion notice provided by the Holder to the Company. If at any time the Company pays dividends under this section partially in cash and partially in shares, then such respective payment(s) shall not be required to be distributed ratably among the holders of the Series A Preferred Stock and shall be done in a manner at the Company’s sole discretion.

SECTION 5-A.4 Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to $1.00 per share.

SECTION 5-A.5 Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion of the Series A Preferred Stock to Common Stock, such Holder (together with such Holder's affiliates, and any persons acting as a group together with such Holder or any of such Holder's affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the United States Securities and Exchange Commission’s Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a notice of conversion of Series A Preferred Stock to Common Stock, that such notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the United States Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder. The limitations contained in this paragraph shall apply to a successor Holder of Series A Preferred Stock.

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SECTION 5-A.6 Conversion

(a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in the section above), into 0.588235 shares of Common Stock (as adjusted as provided below, the “Conversion Ratio”) at the option and discretion of the Holder(s) and at any time and from time to time. There is no additional consideration required to convert the Series A Preferred Stock to common shares. There is no expiration date on the Series A Preferred Stock and the Series A Preferred Stock is convertible to common shares on a cashless basis. Holders shall effect conversions by providing the Company with a conversion notice provided by the Company that is fully completed and executed by the Holder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be then restored and added back to the authorized shares of Preferred Stock, thereby available for additional future characterizations, designations, and issuances, as determined by Section 4.

(b) Automatic Conversion Upon Change of Control. All of the outstanding shares of Series A Preferred Stock shall be automatically converted into Common Stock upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company. A “Change in Control” means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. The Company shall not be obligated to issue certificates evidencing the common stock so converted unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the Company or its transfer agent or the Holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the conversion of the Series A Preferred Stock pursuant to this Section, the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the Holder of record of all of the Series A Preferred Stock at its address then shown on the records of the Company, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable).

(c) Automatic Conversion Upon Share Price. Should the daily closing share price of the Common Stock be at $4.00 or greater (accounting for any adjustments described in Section 5-A.7 below) for thirty consecutive days, the remaining Series A Preferred Stock outstanding shall automatically convert to Common Stock, provided, however, that any automatic conversion of Series A Preferred Stock under this Section 5-A.6(c) shall not cause the holder to exceed the beneficial ownership limitation outlined in Section 5-A.5, in which case the number of Series A Preferred Stock that exceeds the Beneficial Ownership Limitation if converted to Common Stock shall remain unconverted until such time as the Holder does not exceed the Beneficial Ownership Limitation.

(d) Mechanics of Conversion

i. Reservation of Shares Issuable Upon Conversion; Fractional Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of the section below) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Furthermore, upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, and any fractional shares created by any conversions hereunder shall be rounded to the nearest whole share of Common Stock.

ii. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

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SECTION 5-A.7 Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Ratio shall be adjusted appropriately by the Company’s Board of Directors. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

(b) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend), then in each such event, the Holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification, or other change by Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification, or other change.

(c) Pro Rata Distributions. If the Company, at any time while Series A Preferred Stock is outstanding, shall distribute to any or all holders of Common Stock any evidences of its indebtedness, or any of the Company’s assets whatsoever, or rights or warrants to subscribe for or purchase any security (each and collectively a “Distributed Asset”), then in each such case the Holders of the Series A Preferred Stock shall receive its proportional distribution of the Distributed Asset as if the Series A Preferred Stock were converted to Common Stock (plus any Common Stock Equivalents that may be entitled to receive a Distributed Assets) at the time of such distribution to the holders of Common Stock and/or Common Stock Equivalents.

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